UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                                  FORM 8-K

                               CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported) June 7, 2005 (June 7, 2005)

                             Kaman Corporation
           (Exact name of registrant as specified in its charter)


                                Connecticut
               (State or other jurisdiction of incorporation)

                  0-1093                                        06-0613548
         (Commission File Number)                             (IRS Employer
                                                           Identification No.)
          1332 Blue Hills Avenue,
          Bloomfield, Connecticut                                06002
  (Address of principal executive offices)                     (Zip Code)

                                 (860) 243-7100
              Registrant's telephone number, including area code

                                 Not Applicable
         (Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[x] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 1.01.  Entry Into A Material Definitive Agreement.

            On June 7, 2005, Kaman Corporation ("Kaman" or the "Company") entered into an Agreement (the "Agreement") with certain members of the Kaman family (the "Shareholders") that contemplates a proposed recapitalization which would simplify the Company's capital structure and enhance its corporate governance by eliminating the existing two-class structure of common stock.

            In the proposed recapitalization, a single class of voting common stock will replace the existing non-voting Class A common stock and voting Class B common stock. Specifically, the approximately 22.1 million shares of Class A common stock would each remain outstanding as one share of voting common stock and the approximately 668,000 shares of Class B common stock would each be converted into 1.95 shares of voting common stock. Alternatively, the Class B common stockholders would be able to elect instead to convert each of their Class B shares into one share of the new voting common stock and $14.76 (which represents .95 times the average closing price of one share of Class A common stock over the last ten trading days).

            At the closing of the proposed recapitalization, the holders of the existing Class A non-voting common stock will own approximately 94.5% to 97.1% of the then outstanding voting common stock of Kaman, depending on the extent to which holders of the Class B common stock make the part stock/part cash election. The proposed recapitalization is anticipated to be completed by the end of the third quarter of 2005.

            The proposed recapitalization is subject to customary closing conditions, including the vote of more shares of Class A common stock in favor than against the recapitalization and the vote of more shares of Class B common stock in favor than against the recapitalization, each such class voting separately. The Shareholders have agreed to vote all of their shares of Kaman stock, representing approximately 81.5% of the outstanding shares of Class B common stock and approximately 2.7% of the outstanding shares of Class A common stock, in favor of the transaction. They have also agreed to vote their Class B common stock in favor of certain amendments to the Company's certificate of incorporation that would become effective only if the recapitalization were to be completed and as to which only Class B shareholder approval would be required, and the Kaman family's approval would be sufficient to assure approval.

            Until Kaman distributes the proxy statement/prospectus for the proposed recapitalization to shareholders (but in any event for a period of not less than 35 days), and subject to certain conditions, the Shareholders would be permitted under the Agreement to withdraw their support of the proposed recapitalization in order to accept a qualifying alternative transaction that provides, among other things, a minimum value in cash or marketable publicly traded securities of not less than $46.62 per Class B common share. Prior to being permitted to do so, however, the Company's Board of Directors would be given the opportunity to approve a substitute recapitalization proposal with a minimum value per Class B common share of at least the value per share of the qualifying alternative transaction plus $0.65, with both all stock and part cash/part stock alternatives and subject to the same shareholder class votes as noted above. The Shareholders have agreed to support any substitute recapitalization proposal approved by the Company's Board of Directors.

            The Company has agreed to indemnify the Shareholders for any out-of-pocket attorneys' fees and related expenses incurred by them in defending any third party claim alleging any wrongful action or inaction by any Shareholder in his or her capacity as a shareholder of Kaman in connection with the execution, delivery and performance of the Agreement. In the event that the Shareholders decide to pursue an alternative transaction, the Company will no longer be obligated to provide such indemnification unless the Company announces a substitute recapitalization proposal or such termination is rescinded pursuant to the Agreement. However, C. William Kaman II, a member of the Company's Board of Directors and a Shareholder, will retain his right to indemnification by the Company for actions taken in his capacity as a director of the Company.

            The Company also has agreed to provide registration rights for one year following the recapitalization with respect to the shares of new voting common stock issued to members of the Kaman family pursuant to the proposed recapitalization.

            The Company may terminate the Agreement if the Company's Board of Directors determines in good faith that termination is appropriate in the exercise of its fiduciary duties because of a material change occurring after the Board of Directors approves the proposed recapitalization. In the event the Company terminates the Agreement prior to seeking the required stockholder vote, the Company has agreed to reimburse the Shareholders for certain of their out-of-pocket expenses incurred in connection with the negotiation of the Agreement and pursuit of any alternative transaction. These reimbursable expenses would be limited to $750,000 unless the Board subsequently approves a "substitute recapitalization proposal", in which case they would be limited to $1,250,000. However, the Kaman family would be required to repay to the Company these reimbursed expenses to the extent of the amount received by the Kaman family from selling some or all of their shares of Class B common stock within six months following termination of the recapitalization agreement at prices exceeding then prevailing trading prices for the Class A common stock.

            The Agreement will automatically terminate (i) in the event that the holders of the shares of Class A common stock do not approve the proposed recapitalization or "substitute recapitalization proposal", if appropriate, at the shareholders' meeting called for that purpose or (ii) on the day that is six months after the date of the Agreement (subject to a possible extension under specified circumstances in the event that there is an arbitration under the Agreement).

            In connection with the recapitalization, the Company has agreed to enter into Indemnification Agreements (each, an "Indemnification Agreement"), the forms of which are attached hereto as Exhibits 10.1 and 10.2, for the benefit of those officers and directors or former officers and directors of the Company (other than officers and directors who are members of the Kaman family) who currently serve at the request of the Company as voting trustees under a Voting Trust Agreement, dated August 14, 2000, and/or attorneys-in-fact under a Durable Power of Attorney, dated May 7, 1996, in each case which governs the voting of a portion of the Class B common stock owned by Charles H. Kaman. The covered individuals are Paul Kuhn, Robert Garneau, Jack Cahill, Wanda Rogers and John Murtha.

            Pursuant to the Indemnification Agreements and subject to certain conditions, the Company will indemnify such officers and directors for any and all expenses and damages, including attorney's fees, settlements and judgments, incurred in connection with a claim arising from any action or inaction taken in their capacity as an attorney-in-fact or voting trustee.

            The foregoing description of the Agreement, the proposed recapitalization and the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreement and forms of Indemnification Agreements, which are filed as Exhibits 2.01, 10.1 and
10.2 and incorporated herein by reference.

Item 8.01.  Other Events

            On June 7, 2005, Kaman's Board of Directors announced an increase in its expected annual dividend from $.44 to $.50 per share and declared a $.125 per share dividend, which is scheduled to be paid on July 11, 2005 to holders of record on June 27, 2005. The dividend increase is not contingent on the completion of the proposed recapitalization. The Company expects that the annual dividend will be declared and paid in quarterly dividends of equal amounts, subject to the Board of Director's periodic review of its dividend policy and consistent with Kaman's recent dividend payment schedule.

            On June 7, 2005, Kaman issued a press release announcing that its Board of Directors had approved the Agreement and declared a quarterly dividend at the increased rate. A copy of the press release is being filed as Exhibit
99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit 2.1 Agreement, dated as of June 7, 2005, by and among Kaman Corporation, Newgate Associates Limited Partnership, Oldgate Limited Partnership, Charles H. Kaman, C. William Kaman II, Roberta C. Kaman, Steven W. Kaman and Cathleen H. Kaman.

Exhibit 10.1 Form of individual Indemnification Agreements, dated as of June 7, 2005, entered into with Paul Kuhn, Jack Cahill and Wanda Rogers.

Exhibit 10.2 Form of individual Indemnification Agreement, dated as of June 7, 2005, entered into with Robert Garneau and John Murtha.

Exhibit 99.1 Press Release, dated June 7, 2005, relating to the proposed recapitalization.

Exhibit 99.2      Kaman Employee Communication, dated June 7, 2005.


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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            KAMAN CORPORATION


                                            By: /s/ Robert M. Garneau
                                                -------------------------------
                                                Robert M. Garneau
                                                Executive Vice President and
                                                Chief Financial Officer


Dated: June 7, 2005

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                               INDEX TO EXHIBITS

Exhibit 2.1 Agreement, dated as of June 7, 2005, by and among Kaman Corporation, Newgate Associates Limited Partnership, Oldgate Limited Partnership, Charles H. Kaman, C. William Kaman II, Roberta C. Kaman, Steven W. Kaman and Cathleen H. Kaman.

Exhibit 10.1 Form of individual Indemnification Agreements, dated as of June 7, 2005, entered into with Paul Kuhn, Jack Cahill and Wanda Rogers.

Exhibit 10.2 Form of individual Indemnification Agreement, dated as of June 7, 2005, entered into with Robert Garneau and John Murtha.

Exhibit 99.1 Press Release, dated June 7, 2005, relating to the proposed recapitalization.

Exhibit 99.2      Kaman Employee Communication, dated June 7, 2005.